Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Emerson Electric Co.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Emerson Electric Co. (the “Company”) of our report dated November 3, 2003, with respect to the consolidated balance sheets of Emerson Electric. Co. and subsidiaries as of September 30, 2003 and 2002, and the related consolidated statements of earnings, stockholders’ equity and cash flows for each of the years in the three year period ended September 30, 2003. Our report refers to a change in accounting for goodwill and other intangible assets.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of the Company of our report dated December 5, 2003 relating to the statements of net assets available for benefits of the ISE Profit Sharing Retirement Plan as of September 30, 2003 and 2002 and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedules, which report appears in the September 30, 2003 annual report on Form 11-K of the ISE Profit Sharing Retirement Savings Plan.

/s/ KPMG LLP

St. Louis, Missouri
August 25, 2004